SUB-ITEM 77C







Results of annual meeting of shareholders

The Annual Meeting of Shareholders of Western Asset Municipal High Income Fund Inc. was held on February 26, 2016 for the purpose of considering and voting upon the election of Directors. The following table provides information concerning the matter voted upon at the Meeting:





   No. Shares


Daniel P. Cronin
Affirmative



19,763,527
Withhold
384,040




Paolo M. Cucchi
Affirmative



      19,670,069
Withhold

477,498



Leslie H. Gelb

Affirmative
19,559,481
Withhold
588,086



Jane Trust
Affirmative



19,593,417
Withhold
554,150



At April 30, 2016, in addition to Daniel P. Cronin, Paolo M. Cucchi,
Leslie H. Gelb and Jane Trust, the other Directors of the Fund were as follows:

Robert D. Agdern
Carol L. Colman
William R. Hutchinson
Eileen A. Kamerick
Riordan Roett